UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒                              Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CONMED CORPORATION

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

August 8, 2014

To Our Shareholders:

2013 was a year of strategic focus for CONMED Corporation as we navigated a challenging global operating environment. We achieved a number of key accomplishments in 2013 that reflect our team’s hard work and position the Company for future success. While our top-line growth was short of what we had anticipated at the start of 2013, we adjusted expense levels to deliver earnings within our forecasted range. This is a tribute to the Company’s talented team, which produced results despite a soft worldwide economy. During the year, we launched new products, continued to support R&D activities, and restructured manufacturing.

In 2014 there has been a number of important changes and developments at CONMED that added to the changes we started to make in 2013 with the addition of Brian Concannon and Dirk Kuyper to the Board. Effective as of March 1, 2014, we added Jerome Lande and Curt Hartman to the Board. At this time, Bruce Daniels and Stuart Schwartz announced they would be retiring from the Board. We wish to thank them for their significant contributions over the years. Then, in July, the Board appointed Curt Hartman, an independent director of the Company, as Interim Chief Executive Officer following the decision by Joe Corasanti to step down as President and Chief Executive Officer and a member of the Board of Directors. In addition, Gene Corasanti, the founder of CONMED, decided to retire from the Board and as an employee after 44 years of service to the Company.

Joe’s leadership was instrumental in growing CONMED into a leading global supplier of medical technology devices. Under his tenure, the Company expanded revenues, earnings, cash flow and its return to shareholders through internal growth and the completion of more than twenty acquisitions. We are also grateful to Gene Corasanti, a true entrepreneur who founded the Company in 1970 with one product idea and strategic vision that became the foundation for the worldwide organization that CONMED is today. We thank Joe and Gene for their many years of service and wish them all the best.

The CONMED Board has formed an executive search committee comprised of five independent directors that will immediately begin a process to identify a permanent CEO. We intend to retain an executive search firm to assist in the process.

Curt Hartman already has deep knowledge of CONMED’s business and operations from more than 22 years of experience in the medical device industry through his various executive roles at Stryker Corporation. The Board is confident that Curt’s leadership will help continue to position the company for future growth, profitability and improved execution.

In addition to these changes, the Board also appointed a new director, Charles Farkas. Charles is a Senior Partner at Bain & Company and the former North American Head of Bain’s Healthcare Practice. Charles has 35 years of experience advising executives in the health care industry and he will serve as a member of the Audit Committee as well as the Board’s executive search committee for a permanent CEO. With the addition of Mr. Farkas, CONMED has appointed five new independent board members since July of 2013.

We believe there are many opportunities ahead for the Company to enhance operational execution, growth and profitability. With several upcoming new product introductions and a strong, global market presence, we believe CONMED is well-positioned for future growth. In addition, the Board of Directors and management team remain committed to driving shareholder value and we will continue to take any actions that enable us to achieve this objective.

As always, thank you for your continued support.

Sincerely,

/s/ Mark Tryniski

Mark Tryniski

Chairman of the Board

Important Additional Information and Where to Find It

The Company has filed a proxy statement on Schedule 14A and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2014 Annual Meeting of Shareholders or any adjournment or postponement thereof (the “2014 Annual Meeting”) and has included, along with this letter, the definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2014 Annual Meeting. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2014 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2014 proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at www.conmed.com in the “Investors” section as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

The Company, its directors, its executive officers and its nominees for election as directors may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the Company’s 2014 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of stockholders in connection with the Company’s 2014 Annual Meeting, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s shareholders generally, is set forth in the Company’s definitive proxy statement for the 2014 Annual Meeting and other relevant documents filed with the SEC.